Exhibit 10.1

FOURTH AMENDMENT TO THE GFI GROUP INC.

2008 EQUITY INCENTIVE PLAN

This Fourth Amendment (this “Fourth Amendment”) to the GFI Group Inc. 2008 Equity Incentive Plan, as amended (the “Plan”) of GFI Group Inc. (the “Company”) has been deemed advisable and has been adopted pursuant to the terms of Section 10.1 of the Plan by the Company’s Board of Directors and is effective as of February 9, 2012, subject to stockholder approval. Terms used herein but not otherwise defined shall have the meanings given to such terms in the Plan.

1.                                      Amendment to the Plan. The first sentence of Article 4.1 of the Plan is hereby amended by deleting “30,400,000” and substituting “37,400,000” therefor.

2.                                      The Plan. In all other respects the Plan is ratified and shall, as so changed by this Fourth Amendment, continue in full force and effect.

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